As filed with the Securities and Exchange Commission on June 17, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TOYO Co., Ltd

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Tennoz First Tower 16F, 2-2-4

Higashi-shinagawa, Shinagawa-ku

Tokyo, Japan 140-0002

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue

Suite 204

Newark, Delaware 19711

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Er (Arila) Zhou Esq.

Ze’-ev D. Eiger, Esq.

Robinson & Cole LLP

Chrysler East Building

666 Third Avenue, 20th Floor

New York, NY 10017

Tel: (212) 451-2908

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 17, 2026

PROSPECTUS

TOYO Co., Ltd

Up to 4,969,296 Ordinary Shares Issuable Upon the Exercise of Warrants

Up to 1,419,000 Ordinary Shares Offered by Selling Shareholders

This prospectus relates to the issuance of up to 4,969,296 ordinary shares of a par value of $0.0001 each (the “Ordinary Shares”) of TOYO Co., Ltd, an exempted company with limited liability incorporated under the laws of Cayman Islands (the “Company”), including (1) 4,622,284 Ordinary Shares issuable upon the exercise of warrants to purchase Ordinary Shares at an exercise price of $11.50, which were issued on July 1, 2024 (the “Closing Date”) in exchange for the public warrants of Blue World Acquisition Corporation (“BWAQ”) that were issued in the initial public offering of BWAQ (“BWAQ IPO”) as part of the units (each consisting of one Class A ordinary share, one-half of one redeemable warrant, and one right of BWAQ) at an offering price of $10.0 per unit (the “BWAQ Public Warrants”); (2) 189,240 Ordinary Shares issuable upon the exercise of warrants to purchase Ordinary Shares at an exercise price of $11.50, which were issued to Blue World Holdings Limited, a Hong Kong private company limited by shares, the sponsor of BWAQ (the “Sponsor”) on the Closing Date in exchange for the private placement warrants included in private units held purchased by the Sponsor for a total purchase price of $3.78 million in connection with BWAQ IPO (the “Sponsor Warrants”), and (3) 157,772 Ordinary Shares issuable upon the exercise of warrants to purchase Ordinary Shares at an exercise price of $11.50, which were issued to certain affiliates of the Company and/or BWAQ on the Closing Date in exchange for the warrants included in the units issued upon the conversion of the promissory notes (the “Working Capital Notes”) made by BWAQ in connection with the working capital loans made by such holders for a total consideration of approximately $3.16 million (the “Working Capital Warrants” and together with the Sponsor Warrants, collectively, the “Private Warrants”). The Public Warrants and the Private Warrants are collectively referred herein as the “Warrants.” Upon the effectiveness of the registration statement of which this prospectus forms a part, we intend to withdraw the registration statement on Form F-1 (File No. 333-283617), which was declared effective on December 17, 2024, relating to the issuance of up to 4,970,007 Ordinary Shares underlying the Warrants.

This prospectus also relates to the potential the resale or other disposition from time to time by the selling securityholders named in this prospectus or their pledgees, donees, transferees, assignees or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) (collectively, the “Selling Securityholders”) of up to 1,419,000 Ordinary Shares. See “Selling Securityholders” for additional information regarding Selling Securityholders.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the resales of our Ordinary Shares by the Selling Securityholders. We will, however, receive the exercise price per share for any cash exercises of the Warrants.

The Selling Securityholders may offer and sell or otherwise dispose of the Ordinary Shares described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants. See “Plan of Distribution” for more information about how the Selling Securityholders may sell or dispose of their Ordinary Shares.

Our Ordinary Shares is listed on the Nasdaq Stock Market LLC (“Nasdaq”), under the trading symbol “TOYO.” On June 15, 2026, the closing price for our Ordinary Shares on Nasdaq was $12.40. Our Warrants is trading on the OTC Markets under the trading symbol “TOYWF.” On June 15, 2026, the closing price for our Warrants on OTC Markets was $2.25.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 6 of this prospectus and risk factors set forth in our most recent Annual Report on Form 20-F filed on April 1, 2026 (the “Annual Report”) and in the documents incorporated by reference in this prospectus, as updated in any applicable prospectus supplement, any related free writing prospectus and other future filings we make with the Securities and Exchange Commission that are incorporated by reference into this prospectus, for a discussion of the factors you should consider carefully before deciding to purchase our securities.

We are a “foreign private issuer” and we are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company, a Foreign Private Issuer and a Controlled Company” on page 3 of this prospectus for additional information.

The information contained or incorporated in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus June 17, 2026

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. Under this shelf registration process, the Selling Securityholders may from time to time sell the securities described in this prospectus. We will not receive any proceeds from the sale by the Selling Securityholders of the securities described in this prospectus. However, we will receive proceeds from the exercise, if ever exercised, of the Warrant.

Before buying any of the securities that are offered by this prospectus, you should carefully read this prospectus with all of the information incorporated by reference in this prospectus, as well as the additional information described under the heading “Where You Can Find Additional Information” and “Information Incorporated by Reference.” These documents contain important information that you should consider when making your investment decision. We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference in this prospectus, on the other hand, you should rely on the information in this prospectus, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date-for example, a document incorporated by reference in this prospectus-the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front cover of those documents or as of the date that is specified for a particular matter in those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Unless the context otherwise requires, all references in this prospectus to “TOYO,” “we,” “us,” “our,” “the Company,” “the “Registrant” or similar words refer to TOYO Co., Ltd, together with our subsidiaries.

COMMONLY USED DEFINED TERMS

“AGVs” means automatic guided vehicles.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

“Cayman Companies Act” means Companies Act (Revised) of the Cayman Islands.

“Closing Date” means July 1, 2024.

“Fuji Solar” means Fuji Solar Co., Ltd, a Japanese company, and a majority-owned subsidiary of WWB.

“GW” means gigawatt or one billion watts.

“JOBS Act” means the Jumpstart our Business Startups Act of 2012.

“OEM” means Original Equipment Manufacturer.

“Ordinary Shares” means the ordinary shares of a par value of $0.0001 each in the share capital of TOYO.

“PV” means photovoltaic.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“SinCo” means TOPTOYO INVESTMENT PTE. LTD., a Singapore private company limited by shares.

“TOPCon” means Tunnel Oxide Passivated Contact.

“TOYO” means TOYO Co., Ltd, a Cayman Islands exempted company.

“TOYO Solar” means Vietnam Sunergy Cell Company Limited, a Vietnamese company.

“VSUN” means Vietnam Sunergy Joint Stock Company, a Vietnam joint stock company.

“WWB” means WWB Corporation, a Japanese company.

“U.S. Dollars,” “US$” and “$” means United States dollars, the legal currency of the United States.

“U.S. GAAP” means generally accepted accounting principles in the United States.

FORWARD-LOOKING STATEMENTS

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions and objectives, and any statements of assumptions underlying any of the foregoing. The words “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. We cannot guarantee that we actually will achieve the plans, intentions or expectations expressed in our forward-looking statements and you should not place undue reliance on these statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus and in any applicable prospectus supplement and any free writing prospectus we may authorize for use in connection with a specific offering. These factors and the other cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and in the documents we incorporate by reference. This summary does not contain all of the information you should consider before making an investment decision. You should read this entire prospectus carefully (as supplemented or amended), especially the risks discussed under “Risk Factors” beginning on page 6 of this prospectus, along with our consolidated financial statements and notes to those consolidated financial statements and the other information incorporated by reference in this prospectus from our other filings with the SEC, before making an investment decision.

Company Overview

Our mission is to power the world with green and clean energy.

We are an early-stage company incorporated in November 2022 to separate the solar cell and module production businesses from VSUN, a majority-owned subsidiary of Fuji Solar and our affiliate. We are committed to becoming a reliable integrated service solar solutions provider in the United States and globally, integrating the upstream production of wafer and silicon, midstream production of solar cell, downstream production of photovoltaic (PV) modules, and potentially other stages of the solar power supply chain.

We are headquartered in Japan. Currently, we have established two solar cell plants located in Vietnam and Ethiopia. To date, our cell plant in Vietnam has commenced commercial production since the second half of 2023 and achieved its full 2GW annual capacity. By locating our solar cell production in Vietnam, Southeast Asia and incorporating automatic guided vehicles (AGVs) and TOPCon technology in our cell plant, we are well positioned to produce high quality solar cells at a competitive scale and cost. We may plan to further expand the capacity of our facility in Vietnam, and the management is actively observing and analyzing the recent changes and development in relevant regulations and government policies and environmental conditions and evaluating the construction plan and expects to commence the construction when there is more clarity in the relevant regulations and government policies. We have strategically selected a solar cell plant located in Hawassa, Ethiopia, taking advantage of the country’s favorable investment policies, tariff status and ample hydropower supply. Our solar cell plant in Ethiopia has commence production in April 2025 with 2GW production capacity and expanded the capacity to 4GW in August 2025. We aim to fully utilize our annual solar cell production capacity from Vietnam and Ethiopia, as well as collaborations with some OEMs to fulfill additional orders, and supply our solar cells under the “TOYO Solar” brand to our affiliate VSUN and a select group of PV module manufacturers. As of December 31, 2025, we had entered into supply agreements with over 50 third-party solar cell customers and are in active negotiation with several potential customers to supply our solar cells.

We are preparing ourselves for the manufacturing of solar PV modules for sales in the United States, allowing our affiliate VSUN to focus on ex-U.S. PV module markets. Specifically, we have leased a facility located in Texas to accommodate our solar module production. We completed the construction for the first 1GW capacity and commenced production in October 2025. We plan to supply our solar PV modules, initially in collaboration with VSUN, leveraging its experience and certification. Later, we will independently manufacture and supply PV modules under the VSUN brand acquired by us in September 2025. Our module facility in the Houston metropolitan area commenced commercial operations in October 2025. We also plan to continue our collaboration with VSUN to support our PV module supply under VSUN brand based on market demands and our business development. Thereafter, we also plan to construct a solar cell plant in the U.S. at a selected location and continue to be dedicated to becoming a reliable integrated service solar solutions provider in the United States and globally.

VSUN, our affiliate, is a specialized PV modules producer with an established presence and brand recognition in regions including the United States, Europe and Asia. Since the third quarter of 2019, VSUN has been listed by Bloomberg New Energy Finance (NEF) as one of Tier 1 PV module manufacturers. VSUN’s solar modules are recognized as the core assets of efficient and reliable PV power stations, which would be beneficial for solar market players who utilize VSUN’s solar modules to obtain financing from such banks and financial institutions. In September 2025, TOYO acquired the VSUN brand from VSUN. The acquisition supports TOYO’s strategic expansion into the U.S market, complementing its existing manufacturing footprint for solar cells in Vietnam and Ethiopia. We believe that by leveraging VSUN’s successful experience and market insights, as well as its strong presence and reputation in the solar industry, we will be able to quickly obtain access to the U.S. market with minimal upfront marketing and brand promotion, and establish ourselves as a trusted PV module supplier in the United States and even globally.

We believe our Japanese-style corporate culture will enable us to strive for and sustain operational excellence. This Japanese-style corporate culture values discipline and a down-to-earth attitude, aligns corporate growth and personal career goals, and encourages employees to be self-driven. Further, we intend to implement the Japanese-style management system which is centered around the manufacturing sites and intended to resolve issues arising from the sites in the most efficient and effective manner. We believe our corporate culture and management style could enable us to quickly grow as an independent entity and achieve our operational objectives.

We are the first Japanese solar cell company listed in the United States, uniquely positioned to combine the U.S. capital markets, Japanese products, brands and management team, as well as Southeast Asia’s manufacturing resources, to enhance its competitiveness in the solar industry and become a reliable supplier of quality solar cells and PV modules to the global solar energy community.

Business Combination

On July 1, 2024 (the “Closing Date”), we consummated the previously announced business combination pursuant to the Agreement and Plan of Merger, dated as of August 10, 2023 (as amended on December 6, 2023, February 6, 2024 and February 29, 2024, the “Business Combination Agreement”), by and among (i) the Company, (ii) Blue World Acquisition Corporation, a Cayman Islands exempted company (“BWAQ”), (iii) Vietnam Sunergy Cell Company Limited, a Vietnamese company and wholly-owned subsidiary of TOYO (“TOYO Solar”), (iv) TOYOone Limited, a Cayman Islands exempted company and wholly-owned subsidiary of TOYO (“Merger Sub”), (v) TOPTOYO INVESTMENT PTE. LTD., a Singapore private company limited by shares (“SinCo,” together with TOYO, Merger Sub and TOYO Solar, the “Group Companies,” or each individually, a “Group Company”), (vi) Vietnam Sunergy Joint Stock Company, a Vietnam joint stock company (“VSUN”), (vii) Fuji Solar Co., Ltd, a Japanese company (“Fuji Solar”), (viii) WA Global Corporation, a Cayman Islands exempted company (“WAG”), (ix) Belta Technology Company Limited, a Cayman Islands exempted company (“Belta”), and (x) BestToYo Technology Company Limited, a Cayman Islands exempted company (“BestToYo”).

Pursuant to the Business Combination Agreement, (a) the Group Companies, VSUN, Fuji Solar, WAG, Belta and BestToYo shall consummate a series of transactions involving the Group Companies, including (A) TOYO acquiring one hundred percent (100%) of the issued and paid-up share capital of SinCo from Fuji Solar at an aggregate consideration of SGD1.00 (such transaction, the “Share Exchange”), and (B) SinCo acquiring one hundred percent (100%) of the issued and outstanding shares of capital stock of TOYO Solar from VSUN at an aggregate consideration of no less than $50,000,000 (the “SinCo Acquisition,” and together with the Share Exchange, the “Pre-Merger Reorganization”), as a result of which (i) SinCo shall become a wholly-owned subsidiary of TOYO, (ii) TOYO Solar shall become a wholly-owned subsidiary of SinCo; and (iii) immediately prior to the closing of the SinCo Acquisition, WAG, Belta and BestToYo (collectively, the “Sellers”) shall hold an aggregate of 41,000,000 ordinary shares of a par value of $0.0001 each of TOYO (such ordinary shares, the “Ordinary Shares”), representing all issued and outstanding share capital of TOYO, and (b) following the consummation of the Pre-Merger Reorganization, BWAQ shall merge with and into Merger Sub, with Merger Sub continuing as the surviving company (the “Merger”), as a result of which, among other things, all of the issued and outstanding securities of BWAQ immediately prior to the filing of the plan of merger with respect to the Merger (the “Plan of Merger”) to the Registrar of Companies of the Cayman Islands, or such later time as may be specified in the Plan of Merger (the “Merger Effective Time”) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holders thereof to receive substantially equivalent securities of the Company, in each case, upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of the Cayman Companies Act and other applicable laws. The Merger, the Pre-Merger Reorganization and each of the other transactions contemplated by the Business Combination Agreement or any of the other relevant Transaction Documents (as defined in the Business Combination Agreement) are collectively referred to as “Business Combination.”

At the Merger Effective Time, (a) each of BWAQ’s units, each consisting of (i) one Class A ordinary share of BWAQ, par value $0.0001 per share (“BWAQ Class A Ordinary Share”), (ii) one-half of one BWAQ warrant of which one whole warrant entitling the holder thereof to purchase one BWAQ Class A Ordinary Share at a purchase price of $11.50 per share (“BWAQ Warrant”), and (iii) one right of BWAQ, each convertible into one-tenth of one BWAQ Class A Ordinary Share (“BWAQ Right”) outstanding immediately prior to the Merger Effective Time (to the extent not already separated) was separated into one BWAQ Class A Ordinary Share and one-half of one BWAQ Warrant of which one whole warrant entitling the holder thereof to purchase one BWAQ Class A Ordinary Share at a purchase price of $11.50 per share, and one right of BWAQ (the “Unit Separation”); (b) immediately following the Unit Separation, (i) each issued and outstanding BWAQ Warrant was converted into one warrant of the Company (“Warrant”) to purchase one Ordinary Share, (ii) each outstanding BWAQ Right outstanding was cancelled in exchange for one-tenth of one BWAQ Class A Ordinary Share, (iii) each BWAQ Class B ordinary share, par value US$0.0001 per share (“BWAQ Class B Ordinary Share”) issued and outstanding immediately prior to the Merger Effective Time, automatically converted into one BWAQ Class A Ordinary Share, and (iv) each BWAQ Class A Ordinary Share issued and outstanding immediately prior to the Merger Effective Time, was cancelled in exchange for the right to receive one newly issued Ordinary Share.

Implications of Being an Emerging Growth Company, a Foreign Private Issuer and a Controlled Company

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of reduced reporting requirements that are otherwise applicable to public companies. Section 107 of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with those standards. The JOBS Act also exempts us from having to provide an auditor attestation of internal control over financial reporting under Sarbanes-Oxley Act Section 404(b).

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the July 1, 2024, (b) in which we have an annual total gross revenue of at least US$1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our ordinary equity that is held by non-affiliates exceeds US$700 million as of the last business day of the second fiscal quarter of such fiscal year; and (ii) the date on which we have issued more than US$1 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Foreign Private Issuer

As a “foreign private issuer,” we are subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that we must disclose differ from those governing U.S. companies pursuant to the Exchange Act. We will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act.

In addition, as a “foreign private issuer,” our officers and directors and holders of more than 10% of the issued and outstanding Ordinary Shares, will be exempt from the rules under Section 16 short swing profit reporting and liability. See “Risk Factors — Risks Related to Our Securities — As we are a “foreign private issuer” and intend to follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements” starting on page 26 of the Annual Report.

Controlled Company

As of the date hereof, Mr. Junsei Ryu, our former chief executive officer and chairman of the board of directors, controls approximately 66.9% of the aggregated voting power of the Company’s total issued and outstanding share capital, without taking into account of potential source of dilution. As a result, we are a “controlled company” within the meaning of applicable Nasdaq listing rules. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company.” For so long as we remain a “controlled company,” we may elect not to comply with certain corporate governance requirements, including the requirements:

●	that a majority of the board of directors consists of independent directors;

●	for an annual performance evaluation of the nominating and corporate governance and compensation committees;

●	that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility.

We intend to use these exemptions and may continue to use all or some of these exemptions in the future. As a result, you may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Corporate Information

Our registered office is at the office of ASCENTIUM (CAYMAN) LIMITED, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands, and our principal executive office is 16F, Tennoz First Tower, 2-2-4, Higashi-Shinagawa, Shinagawa-ku, Tokyo, Japan 140-0002. The Company’s principal website address is https://www.toyo-solar.com/#. We do not incorporate the information contained on, or accessible through, our websites into this prospectus, and you should not consider it a part of this prospectus.

The Ordinary Shares are listed on the Nasdaq under the symbol “TOYO,” and the warrants are trading on the OTC Markets under symbol “TOYWF.”

The following diagram illustrates our corporate legal structure as of the date hereof:

THE OFFERING

The summary below describes the principal terms of the offering. The “Description of Share Capital” section of this prospectus contains a more detailed description of the Ordinary Shares.

Issuance of Ordinary Shares

Ordinary Shares outstanding prior to exercise of all Warrants	38,173,492 Ordinary Shares

Ordinary Shares issuable upon exercise of all Warrants registered herein	43,142,788 Ordinary Shares

Use of proceeds	We will receive up to an aggregate of approximately $57.15 million from the exercise of all Warrants, assuming the exercise in full of all of the Warrants for cash. The exercise price of the Warrants is $11.50 per share, subject to adjustment as described herein. The closing price of our Ordinary Shares on Nasdaq on June 15, 2026 was $12.40 per share. The likelihood that Warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than $11.50 per share, we believe Warrant holders will be unlikely to exercise their Warrants. We expect to use the net proceeds from the exercise of Warrants for the construction and operating funds of our U.S. factory and other general working capital and general corporate purposes. See the section titled “Use of Proceeds” appearing elsewhere in this prospectus for more information.

Resale of Ordinary Shares

Ordinary Shares offered by the Selling Securityholders	Up to 1,419,000 Ordinary Shares

Use of proceeds	All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from such sales.

Offering price	The securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See “Plan of Distribution.”

Warrants issued and outstanding	4,969,296 Warrants

Market for our Ordinary Shares and Warrants	Our Ordinary Shares is listed on Nasdaq under the trading symbol “TOYO.” Our Warrants is trading on OTC Market under the trading symbol “TOYWF.”

Risk Factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our securities.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should carefully consider the risks described under the heading “Item 3. Key Information—D. Risk Factors” in the Annual Report, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act that are incorporated herein by reference, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition, or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. See sections titled “Incorporation of Documents by Reference” and “Where You Can Find More Information” of this prospectus.

We may face risks associated with the current and future manufacturing, marketing, distribution and sale of our products internationally and the construction and operation of our overseas manufacturing facilities. If we are unable to effectively manage these risks, our business and operations abroad may be adversely affected and our ability to maintain, develop and expand our business abroad may be restricted.

While we are headquartered in Japan, we have constructed a solar cell plant in Vietnam and established a new solar cell plant in Ethiopia and a solar module plant in Texas, U.S. We are also analyzing and evaluating the timing and venues to further expand to build our solar cell plants. The current and future manufacturing, marketing, distribution and sale of our products internationally, as well as the construction and operation of our manufacturing facilities internationally may expose us to a number of risks, including those associated with:

●	fluctuations in currency exchange rates;

●	costs associated with understanding local markets and trends;

●	costs associated with establishment of overseas manufacturing facilities;

●	marketing and distribution costs;

●	customer services and support costs;

●	risk management and internal control structures for our overseas operations;

●	compliance with the different commercial, operational, environmental and legal requirements;

●	obtaining or maintaining certifications for production, marketing, distribution and sales of our products or, if applicable, services;

●	maintaining our reputation as an environmentally friendly enterprise for our products or services;

●	obtaining, maintaining or enforcing intellectual property rights;

●	changes in prevailing economic conditions and regulatory requirements;

●	transportation and freight costs;

●	employing and retaining manufacturing, technology, sales and other personnel who are knowledgeable about, and can function effectively in, overseas markets;

●	trade barriers such as trade remedies, which could increase the prices of the raw materials for our solar products, and export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our products and make us less competitive in some countries;

●	challenges due to our unfamiliarity with local laws, regulation and policies, our absence of significant operating experience in local market, increased cost associated with establishment of overseas operations and maintaining a multinational organizational structure; and

●	other various risks that are beyond our control.

Our manufacturing capacity in Vietnam, Ethiopia and Texas, U.S. requires us to comply with different laws and regulations, including national and local regulations relating to production, environmental protection, employment and the other related matters. Our failure to obtain the required approvals, permits, licenses, filings or to comply with the conditions associated therewith could result in fines, sanctions, suspension, revocation or non-renewal of approvals, permits or licenses, or even criminal penalties, which could have a material adverse effect on our business, financial condition and results of operations.

For example, the U.S. government has begun enforcing a long-existing ban on U.S. importation of products produced with forced labor in ways that may adversely affect our business. Section 307 of the U.S. Tariff Act of 1930, as amended, (“Section 307”), prohibits U.S. importation of goods that are produced or manufactured, wholly or in part, in any non-U.S. country by forced or indentured labor. On June 24, 2021, U.S. Customs and Border Protection (CBP) issued a Withhold Release Order against Hoshine Silicon Industry Co. Ltd. (“Hoshine WRO”). As a result, personnel at all U.S. ports of entry have been instructed to immediately begin detaining shipments that contain silica-based products made by Hoshine or materials and goods derived from or produced using those silica-based products.

On December 23, 2021, President Biden signed the Uyghur Forced Labor Prevention Act (the “UFLPA”) into law. The UFLPA aims to strengthen the existing laws on forced labor by prohibiting the importation and entry of any goods made with forced labor in the Xinjiang Uyghur Autonomous Region (“XUAR”) of the PRC, and establishes several enforcement mechanisms and procedures to do so. Since June 21, 2022, CBP has begun applying the “Rebuttal Presumption” established in Section 3 of UFLPA and prohibits any “goods, wares, articles, or merchandise mined, produced, or manufactured wholly or in part in the XUAR” or produced by an entity on the list to be issued pursuant to the UFLPA, unless CBP determines that importer of record has (i) fully complied with the supply chain guidance described in Section 2 of the UFLPA and any accompanying regulations, and (ii) completely and substantively responded to inquiries for information by CBP. Pursuant to UFLPA, the U.S. government issued a list of entities involved in and products produced from forced labor, “guidance to importers” with respect to forced labor due diligence as well as a strategy report to prevent importation of goods produced with forced labor. Since the UFLPA took effect on June 12, 2022, the U.S. Customs and Border Protection (“CBP”) have been actively reviewing and detaining shipments of solar panels and solar cells to the United States. Recently, we have observed that the CBP has increased its scrutiny and enforcement efforts under the UFLPA, and certain of our shipments of solar cells and modules have been detained by CBP for UFLPA related review. We have engaged outside counsel specialized in CBP enforcement to fully cooperate with the CBP to promptly provide requested information. Although, as of the date hereof, such detentions have not, and may not in the future, cause material interruption to our operation and we believe that we will be able to provide full and transparent information to demonstrate our compliance, there can be no assurance whether and when CBP will be satisfied with our responses and release the detained shipments, and if any additional shipments may be subject to further review or detention.

In addition to the actions taken or being considered by the U.S. government as discussed above, there is a growing concern regarding the alleged use of forced labor issue in the XUAR in the European Union, Australia, Japan and certain other countries. For example, in June 2022, the European Parliament passed Resolution on the human rights situation in the XUAR, including the Xinjiang police files. European Commission issued, on September 14, 2022, a Proposal for a Regulation of the European Parliament and of the Council on prohibiting products made with forced labor on the European Union. If any new legislation or regulatory action with respect to these issues were to be enacted in those regions that impose additional restrictions or requirements on importation of goods that are produced or manufactured, wholly or in part, in the XUAR, our business and operation in these regions would be adversely affected.

Except as disclosed above, although such policies have impacted the operations of some participants in the solar industry, our operations have not yet been adversely affected by Hoshine WRO or UFLPA or other regulations or government initiatives discussed above.

On April 24, 2024, the American Alliance for Solar Manufacturing Trade Committee (the “Committee”) filed AD and CVD petitions on imports of crystalline silicon photovoltaic (“CSPV”) cells from Cambodia, Malaysia, Thailand, and Vietnam. The AD petition alleges that imports of CSPV cells from the targeted countries are being sold in the United States at less than fair value. The CVD petition alleges that the governments of the targeted countries are providing countervailable subsidies with respect to the manufacture, production, and export of CSPV cells. The Commerce Department will determine whether imports of CSPV cells from the targeted countries were dumped in the United States, and establish the ADs that will be imposed. It will also determine whether the governments of the targeted countries subsidized exports of CSPV cells to the United States. The International Trade Commission (“ITC”) will determine whether imports of the subject merchandise are materially injuring, or threaten to materially injure, the domestic industry. In April 2025, the Commerce Department announced its final affirmative AD/CVD determinations and, among the others, assigned a final AD rate of 271.28% and a final CVD rate of 124.57% for solar cells and modules from Vietnam involved in circumvention of U.S. duties, and further, among the others, assigned a different AD rate of 77.12% to our affiliate VSUN.

Recently, the U.S. government and President Trump have made public statements and taken certain actions indicating significant changes in U.S. trade policy, including imposing new or increased tariffs on certain goods imported into the United States. We currently have three plants located in Vietnam, Ethiopia and Texas, U.S. U.S. will continue to be an important market for us. It is uncertain if there will be any changes to the imposed tariffs, with respect to the subject countries, products or rates, and how those tariffs would impact our operations. Furthermore, changes in U.S. trade policy could trigger retaliatory actions by affected countries, which could impose restrictions on our ability to purchase and import raw material or equipment from other countries to the U.S. to our solar module plant in Texas. As of the date hereof, we cannot predict what actions may ultimately be taken with respect to tariffs or trade relations between the United States and other countries, what products may be subject to such actions, or what actions may be taken by the other countries in retaliation. Any additional tariffs imposed on our products, raw material or equipment for our plants could have a material adverse effect on our business, results of operations and financial position.

However, there is no guarantee that our operations will not be materially adversely affected by laws and regulations in the United States or other jurisdictions in the future. As we enter into new markets in different jurisdictions, we will face different business environments and industry conditions, and we may spend substantial resources familiarizing ourselves with the new environment and conditions. To the extent that our business operations are affected by unexpected and adverse economic, regulatory, social and political conditions in the jurisdictions in which we have operations, we may experience project disruptions, loss of assets and personnel, and other indirect losses that could adversely affect our business, financial condition and results of operations. Any of these events may increase the related costs, or impair our ability to run our operations in the future on a cost effective basis, which could in turn have a material adverse effect on our business and results of operations.

Sales of the securities, or the perception of such sales, by the Selling Securityholders pursuant to this prospectus in the public market or otherwise could cause the market price for our Ordinary Shares to decline.

The sale of the securities held by the Selling Securityholders in the public market or otherwise, including sales pursuant to this prospectus, or the perception that such sales could occur, could increase the volatility of the market price of the Ordinary Shares or result in a significant decline in the public trading price of the Ordinary Shares. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Resales of the securities held by the Selling Securityholders may cause the market price of our securities to drop significantly, even if our business is doing well.

The securities being registered for resale by the Selling Securityholders will become eligible for resale without contractual restrictions upon the effectiveness of this registration statement, and the market price of the Ordinary Shares could decline. As such, sales of a substantial number of the Ordinary Shares in the public market could occur at any time upon the effectiveness of this registration statement. These sales, or the perception in the market that the holders of a large number of securities held by the Selling Securityholders intend to sell such shares, could reduce the market price of the Ordinary Shares.

This prospectus relates to the potential offer and sale from time to time by the Selling Securityholders of up to 1,419,000 Ordinary Shares. See “Selling Securityholders” for additional information regarding Selling Securityholders. Subject to the restrictions described in this prospectus under the section titled “Plan of Distribution,” the Selling Securityholders can sell, under this prospectus, up to 1,419,000 Ordinary Shares constituting approximately 3.7% of our total issued and outstanding Ordinary Shares as of the date of this prospectus (without taking into consideration of the exercise of our outstanding Warrants). Despite a potential decline in the public trading price of the Ordinary Shares, certain Selling Securityholders may still experience a positive rate of return on the securities that they sell pursuant to this prospectus as they have acquired the securities registered hereunder at prices substantially below current market prices, and may therefore have an incentive to sell their securities. For example, based on the closing price of our Ordinary Shares at $12.4 on June 15, 2026, the Selling Securityholders may experience a potential profit of up to $17.6 million in total.

Public securityholders who purchased our securities at higher prices than the Selling Securityholders may experience lower rates of return (if any) than the Selling Securityholders, due to differences in purchase price and the potential trading price at which they may be able to sell. Given the substantial number of the securities for potential resale by the Selling Securityholders pursuant to this prospectus, the sale of the securities by the Selling Securityholders, or the perception in the market that the Selling Securityholders may or intend to sell all or a significant portion of the securities held by the Selling Securityholders, could increase the volatility of the market price of our Ordinary Shares or result in a significant decline in the public trading price of our Ordinary Shares.

Warrants will become exercisable for Ordinary Shares, which will increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

As of the date of this prospectus, TOYO had issued Warrants to purchase an aggregate of 4,969,296 Ordinary Shares. Each Warrant entitles the holder thereof to purchase one Ordinary Share at a price of $11.50 per whole share, subject to adjustment. Warrants may be exercised only for a whole number of Ordinary Shares. To the extent such Warrants are exercised, additional Ordinary Shares will be issued, which will result in dilution to the then-existing holders of Ordinary Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of Ordinary Shares.

USE OF PROCEEDS

We will receive proceeds of up to an aggregate of $57,155,080.50 from the exercise of the Warrants if all of the Warrants are exercised for cash. We expect to use the net proceeds from the exercise of Warrants for general corporate purposes. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants or that they will exercise any or all of them for cash. The amount of cash we would receive from the exercise of the Warrants will decrease to the extent that Warrants are exercised on a cashless basis. We currently intend to use such proceeds, if any, for the construction and operating funds of our U.S. factory and other general working capital and corporate purposes.

We will not receive any proceeds from any sale of the securities registered hereby by the Selling Securityholders. With respect to the registration of the securities being offered by the Selling Securityholders, the Selling Securityholders will pay any underwriting discounts and commissions incurred by them in disposing of such securities, and fees and expenses of legal counsel representing the Selling Securityholders. We have borne all other costs, fees and expenses incurred in effecting the registration of the Ordinary Shares offered by this prospectus, such as registration and filing fees and fees of our counsel and our independent registered public accountants.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital (which includes a description of securities we may offer pursuant to the registration statement of which this prospectus, as the same may be supplemented, forms a part) does not purport to be complete and is subject to and qualified in its entirety by our amended and restated memorandum and articles of association and by the applicable provisions of Cayman Islands law.

As of the date of the prospectus, the authorized share capital of the Company is $50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each. As of the date of this prospectus, 38,173,492 Ordinary Shares were issued and outstanding.

The following description of our share capital is intended as a summary only and is qualified in its entirety by reference to our amended and restated memorandum and articles of association, which have been filed previously with the SEC, and applicable provisions of Cayman Islands law.

Ordinary Shares

The following are summaries of material provisions of our amended and restated memorandum and articles of association, corporate governance policies and the Cayman Companies Act insofar as they relate to the material terms of our Ordinary Shares.

General

Holders of Ordinary Shares are entitled to one vote for each share held of record on all matters to be voted on by shareholders. Except as disclosed otherwise in this prospectus, none of the holders of Ordinary Shares have different voting rights from the other holders.

Dividends

The payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as earnings levels, capital requirements, contractual restrictions, our overall financial condition, available distributable reserves and any other factors deemed relevant by our board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profits or share premium account, provided that in no circumstances may a dividend be paid if this would result in us being unable to pay its debts as they fall due in the ordinary course of its business.

Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our board of directors may deem relevant. In addition, we are a holding company and depends on the receipt of dividends and other distributions from its subsidiaries to pay dividends on Ordinary Shares. When making recommendations on the timing, amount and form of future dividends, if any, our board of directors will consider, among other things:

●	our results of operations and cash flow;

●	our expected financial performance and working capital needs;

●	our future prospects;

●	our capital expenditures and other investment plans

●	other investment and growth plans;

●	dividend yields of comparable companies globally;

●	restrictions on payment of dividend that may be imposed on us by financing arrangements; and

●	the general economic and business conditions and other factors deemed relevant by our board of directors and statutory restrictions on the payment of dividends.

Liquidation

On the winding up of TOYO, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to us for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay the whole of the share capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

General Meetings of Shareholders

As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings. We, however, are required hold an annual shareholders’ meeting during each fiscal year, as required by the Nasdaq listing standards, unless we otherwise choose to exempt from such requirement. At least seven (7) calendar days’ notice shall be given for any general meeting. Our directors (acting by a resolution of the board of directors) or the chairman of the board may call general meetings, and must convene an extraordinary general meeting upon the requisition of shareholders holding at the date of deposit of the requisition shares which carry in aggregate not less than one-third (1/3) of all votes attaching to all the issued and outstanding shares that as at the date of the deposit carry the right to vote at our general meetings. One or more shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third (1/3) of all votes attaching to all shares in issue and entitled to vote at such general meeting present in person or by proxy and entitled to vote will be a quorum for all purposes.

Transfers of Shares

Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of ordinary shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

●	a fee of such maximum sum as the Nasdaq Capital Market may determine to be payable, or such lesser sum as our board of directors may from time to time require is paid to us in respect thereof.

The registration of transfers may, after compliance with any notice required of the Nasdaq Capital Market, be suspended and the register of members closed at such times and for such periods as our board of directors may from time to time determine, provided always that the registration of transfers shall not be suspended nor the register closed for more than thirty (30) calendar days in any calendar year.

If our directors refuse to register a transfer, they shall, within three calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

Calls on Shares and Forfeiture of Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares. Any Ordinary Shares that have been called upon and remain unpaid are, after a notice period, subject to forfeiture.

Redemption and Repurchase of Shares

Subject to the provisions of the Cayman Companies Act, we may issue shares that are to be redeemed or are liable to be redeemed at the option of the shareholder or us. The redemption of such shares will be effected in such manner and upon such other terms as may be determine before the issue of the shares, by either the board or by the shareholders by ordinary resolution. We may also purchase its own shares (including any redeemable shares) on such terms and in such manner and terms have been approved by our board or by our shareholders by an ordinary resolution, or are otherwise authorised by our amended and restated memorandum and articles of association.

Transfer Agent and Registrar

The transfer agent and registrar for our Ordinary Shares is Continental Stock Transfer & Trust Company at 1 State Street 30th Floor, New York, NY 10004-1561.

Listing

Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “TOYO.” Our warrants are trading on the OTC Markets under symbol “TOYWF.”

SELLING SECURITYHOLDER

This prospectus relates to the possible resale by the Selling Securityholders of up to 1,419,000 Ordinary Shares.

The Selling Securityholders may from time to time offer and sell any or all of the Ordinary Shares set forth below pursuant to this prospectus. In this prospectus, the term “Selling Securityholders” includes (i) the entities identified in the table and in the footnotes in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part or by a supplement to this prospectus) and (ii) any donees, pledgees, transferees or other successors-in-interest (as a gift, pledge, partnership distribution or other non-sale related transfer) that acquire any of the securities covered by this prospectus after the date of this prospectus from the named Selling Securityholders.

The table below sets forth, as of the date of this prospectus, the name of the Selling Securityholders for which we are registering Ordinary Shares for resale to the public, and the aggregate principal amount that the Selling Securityholders may offer pursuant to this prospectus. In accordance with SEC rules, individuals and entities below are shown as having beneficial ownership over the Ordinary Shares they own or have the right to acquire within 60 days, as well as Ordinary Shares for which they have the right to vote or dispose of such securities. Also in accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, Ordinary Shares, which a person has the right to acquire within 60 days of the date of this prospectus, are included both in that person’s beneficial ownership as well as in the total number of Ordinary Shares issued used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons. In some cases, the same ordinary shares are reflected more than once in the table below because more than one holder may be deemed the beneficial owner of the same Ordinary Shares.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Ordinary Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Ordinary Shares registered on its behalf. A Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

Unless otherwise indicated, the information in the table below is based upon information provided by the Selling Securityholders. Unless otherwise indicated, the business address of each beneficial owner listed in the tables below is c/o TOYO Co., Ltd, 16F, Tennoz First Tower, 2-2-4, Higashi-Shinagawa, Shinagawa-ku, Tokyo, Japan 140-0002.

	Number of Ordinary Shares Beneficially Owned Prior to This Offering		Number of Ordinary Shares to be Offered	Number of Ordinary Shares Beneficially Owned After This Offering(1)
Name of Selling Securityholder	Number	Percentage(1)	Pursuant to This Prospectus	Number	Percentage(1)(2)
Taewoo Chung	30,000	*	30,000	-	-
Aihua Wang	30,000	*	30,000	-	-
Anders Karlsson	6,000	*	6,000	-	-
Hiroyuki Tahara	11,000	*	11,000	-	-
Soon “June” Han	6,000	*	6,000	-	-
Alfred “Trey” Hickey	36,000	*	36,000	-	-
Barron Partners Limited	560,000	1.47%	560,000	-	-
Zenin Investments Limited	110,000	*	110,000	-	-
Stigma Investment Company Limited	630,000	1.65%	630,000	-	-
Total	1,419,000	3.72 ]%	1,419,000	-	-

*	Less than 1% of the total number of outstanding Ordinary Shares

(1)	The percentage of beneficial ownership is calculated based on 38,173,492 Ordinary Shares issued and outstanding the date of this prospectus, excluding 4,969,296 Ordinary Shares issuable upon the exercise of Warrants.

(2)	Assumes the sale of all securities offered in this prospectus.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 4,969,296 Ordinary Shares issuable upon the exercise of the Warrants. Pursuant to the terms of the Warrants, Ordinary Shares will be distributed to those holders who surrender the Warrants and provide payment of the exercise price to us. Upon receipt of proper notice by any of the holders of the Warrants issued that such holder desires to exercise the Warrant, we will, within the time allotted by the agreement governing the warrants, issue instructions to our transfer agent to issue Ordinary Shares to the holder. If, at the time the Warrants are exercised, this registration statement is effective and the prospectus included herein is current, the Ordinary Shares issued upon the exercise of the Warrants will be issued free of a restrictive legend. We could potentially receive up to an aggregate of $57,155,081 from the exercise of the Warrants, assuming the exercise in full of all of these warrants for cash. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our Ordinary Shares. Based on the closing price of our Ordinary Shares at $12.40 on June 15, 2026, which is more than the exercise price of $11.50 per share pursuant to the terms of the Warrants, we believe holders of the Warrants will be likely to exercise their Warrants, and we are likely to receive proceeds from the exercise of Warrants.

We are registering the Ordinary Shares on behalf of the Selling Securityholders to permit the resale from time to time of the Ordinary Shares by the Selling Securityholder, including its donees, pledgees, transferees or other successors-in-interest, after the date of this prospectus. The Selling Securityholders may, from time to time, sell any or all of the Ordinary Shares beneficially owned by it (including Ordinary Shares issuable upon the exercise of the Warrant) and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of the sale or at negotiated prices. The Selling Securityholders may use any one or more of the following methods when selling the Ordinary Shares:

●	on any stock exchange, market or trading facility on which the Ordinary Shares are traded;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the Ordinary Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for their account pursuant to this prospectus;

●	an exchange distribution in accordance with the rules of the applicable ex-change.

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	repurchase, buy and sell back and similar transactions;

●	privately negotiated transactions;

●	short sales effected after the date of this prospectus;

●	close out short positions and return borrowed Ordinary Shares in connection with such short sales;

●	broker-dealers may agree with a selling shareholder to sell a specified number of such Ordinary Shares at a stipulated price per Ordinary Share;

●	by pledge to secure debts and other transactions;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Securityholders may from time to time pledge or grant a security interest in some or all of the Ordinary Shares owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell Ordinary Shares, from time to time, under this prospectus under applicable provisions of the Securities Act, or under an amendment or supplement to this prospectus amending the name of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus.

The Selling Securityholders may also sell Ordinary Shares under Rule 144 under the Securities Act or Regulation S, or pursuant to another exemption from registration under the Securities Act, if available, rather than under this prospectus.

There can be no assurance that the Selling Securityholders will sell any or all of our Ordinary Shares offered by this prospectus.

Broker-dealers engaged by the Selling Securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of Ordinary Shares, from the purchaser) in amounts to be negotiated. In connection with sales of the Ordinary Shares or otherwise, the Selling Securityholders may enter into derivative or hedging transactions with broker-dealers, other financial institutions or third parties, which may in turn engage in short sales of the Ordinary Shares offered hereby in the course of hedging in positions they assume. The Selling Securityholders may enter into derivative transactions with broker-dealers, other financial institutions or third parties or sell securities not covered by this prospectus in privately negotiated or registered transactions. These transactions may involve the sale of Ordinary Shares by the Selling Securityholders by forward sale or by an offering (directly or by entering into derivative transactions with broker-dealers, other financial institutions or third parties) of options, rights, warrants or other securities that are offered with, convertible into or exchangeable for Ordinary Shares. The Selling Securityholders may also sell Ordinary Shares short and deliver shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Securityholders may also loan, pledge, hypothecate or sell Ordinary Shares, including pursuant to repurchase, buy and sell back and similar transactions, to broker-dealers, other financial institutions or third parties that in turn may sell such shares.

If any applicable prospectus supplement indicates, in connection with derivative transactions, the broker-dealers, other financial institutions or third parties may sell Ordinary Shares covered by this prospectus and any applicable prospectus supplement, including in short sale transactions. If so, the broker-dealer, other financial institution or third party may use Ordinary Shares pledged by the Selling Securityholders or borrowed from the Selling Securityholders or others to settle those sales or to close out any related open borrowings of Ordinary Shares and may use Ordinary Shares received from the Selling Securityholders in settlement of derivative transactions to close out any related open borrowings of Ordinary Shares.

The Selling Securityholders and any broker-dealers or other third parties that are involved in selling Ordinary Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions or discounts received by such broker-dealers or other third parties and any profit on the resale of the Ordinary Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Ordinary Shares is made, a prospectus supplement will be distributed, which will set forth the aggregate amount of Ordinary Shares being offered and the terms of the offering, including the name or names of any broker-dealers or other third parties, any discounts, commissions and other terms constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers or other third parties. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of Ordinary Shares will be borne by the Selling Securityholder.

Under the securities laws of some states, the Ordinary Shares offered hereby may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless such Ordinary Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

If the Selling Securityholders use this prospectus for any sale of Ordinary Shares, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares by the Selling Securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the shares. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

We will not receive any proceeds from the sale of the Ordinary Shares under this prospectus or any prospectus supplement.

We have agreed to pay all expenses of registration incurred in connection with the offering of Ordinary Shares under this prospectus, except for any underwriting discounts, if any, selling commissions and stock transfer taxes applicable to the sale of Ordinary Shares by the Selling Securityholder, all of which are to be paid by the Selling Securityholder.

LEGAL MATTERS

Certain legal matters in connection with the securities offered pursuant to this prospectus will be passed upon for us by Robinson & Cole LLP to the extent governed by the laws of the State of New York, and by Harney Westwood & Riegels to the extent governed by the laws of the Cayman Islands.

EXPERTS

The consolidated financial statements as of December 31, 2025 and 2024 and for the years ended December 31, 2025, 2024 and 2023, incorporated by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2025 have been audited by Marcum Asia CPAs LLP, an independent registered public accounting firm, as set forth in their report, which contains an explanatory paragraph relating to substantial doubt about the ability of TOYO Co., Ltd. to continue as a going concern as described in Note 3 to the financial statements and is incorporated herein by reference, in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC under the Exchange Act:

(1)	the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on April 1, 2026;

(2)	the Company’s Current Reports on Form 6-K, filed with the SEC on April 2, 2026, April 23, 2026 and May 18, 2026;

(3)	the description of our Ordinary Shares incorporated by reference in our registration statement on Form 8-A, as amended (File No. 001-42153) filed with the Commission on June 28, 2024, including any amendment and report subsequently filed for the purpose of updating that description;

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (and in the case of a Current Report on Form 6-K, so long as they state that they are incorporated by reference into this prospectus, and other than Current Reports on Form 6-K, or portions thereof, furnished under Form 6-K) (i) after the initial filing date of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus from the date of filing of the documents, unless we specifically provide otherwise. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC. To the extent that any information contained in any Current Report on Form 6-K or any exhibit thereto, was or is furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference.

Upon request, we will provide, without charge, to each person who receives this prospectus, a copy of any or all of the documents incorporated by reference (other than exhibits to the documents that are not specifically incorporated by reference in the documents). Please direct written or oral requests for copies to us at 16F, Tennoz First Tower, 2-2-4, Higashi-Shinagawa, Shinagawa-ku, Tokyo, Japan 140-0002.

WHERE YOU CAN FIND MORE INFORMATION

As permitted by SEC rules, this prospectus omits certain information and exhibits that are included in the registration statement of which this prospectus forms a part. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement, or other document as an exhibit to the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed above, regarding a contract, agreement, or other document is qualified in its entirety by reference to the actual document.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected over the Internet at the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic or current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as:

●	political and economic stability;

●	an effective judicial system;

●	tax neutrality;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:

●	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to those of the United States; and

●	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our amended and restated memorandum and articles of association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

We have appointed Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

A majority of our directors are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Cayman Islands

We have been advised by Harney Westwood & Riegels that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the Grand Court of the Cayman Islands will at common law enforce final and conclusive in personam judgments of state and/or federal courts of the United States of America, or the “Foreign Court”, of a debt or definite sum of money against TOYO (other than a sum of money payable in respect of taxes or other charges of a like nature, a fine or other penalty (which may include a multiple damages judgment in an anti-trust action) or where enforcement would be contrary to public policy). The Grand Court of the Cayman Islands may also at common law enforce final and conclusive in personam judgments of the Foreign Court that are non-monetary against TOYO, for example, declaratory judgments ruling upon the true legal owner of shares in a Cayman Islands company. The Grand Court of the Cayman Islands will exercise its discretion in the enforcement of non-money judgments by having regard to the circumstances, such as considering whether the principles of comity apply. To be treated as final and conclusive, any relevant judgment must be regarded as res judicata by the Foreign Court. A debt claim on a foreign judgment must be brought within six years of the date of the judgment, and arrears of interest on a judgment debt cannot be recovered after six years from the date on which the interest was due. The courts of the Cayman Islands are unlikely to enforce a judgment obtained from the Foreign Court under civil liability provisions of U.S. federal securities law if such a judgment is found by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Such a determination has not yet been made by the Grand Court of the Cayman Islands. A court of the Cayman Islands may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. A judgment entered in default of appearance by a defendant who has had notice of the Foreign Court’s intention to proceed may be final and conclusive notwithstanding that the Foreign Court has power to set aside its own judgment and despite the fact that it may be subject to an appeal the time-limit for which has not yet expired. The Grand Court of the Cayman Islands may safeguard the defendant’s rights by granting a stay of execution pending any such appeal and may also grant interim injunctive relief as appropriate for the purpose of enforcement.

Singapore

SinCo is incorporated under the laws of the Republic of Singapore, and certain of its officers and directors are residents outside the United States. There is no treaty between the U.S. and Singapore providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters and a final judgment for the payment of money rendered by any federal or state court in the U.S. based on civil liability, whether or not predicated solely upon the federal securities laws, would, therefore, not be automatically enforceable in Singapore. In making a determination as to enforceability of a foreign judgment, the Singapore courts need to be satisfied that the foreign judgment was final and conclusive and on the merits of the case, given by a court of law of competent jurisdiction, and was expressed to be for a fixed sum of money. In general, a foreign judgment would be enforceable in Singapore unless procured by fraud, or if the proceedings in which such judgments were obtained were not conducted in accordance with principles of natural justice, or if the enforcement thereof would be contrary to the public policy of Singapore, or if the judgment would conflict with earlier judgments from Singapore or earlier foreign judgments recognized in Singapore, or if the judgment would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws.

Civil liability provisions of the federal and state securities law of the U.S. permit the award of punitive damages against SinCo and its directors and officers. The Singapore courts do not allow the enforcement of foreign judgments which amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. It is uncertain as to whether a judgment of the courts of the U.S. awarding such punitive damages would be regarded by the Singapore courts as being pursuant to foreign, penal, revenue or other public laws. Such determination has yet to be conclusively made by a Singapore court in a reported decision.

Vietnam

Vietnam is a party to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards (the “New York Convention”), and a few bilateral treaties relating to the recognition and enforcement of foreign judgments but not to any other multinational treaty in this regard. Foreign arbitral awards can be enforceable in Vietnam under the New York Convention after being recognized by Vietnamese courts in accordance with statutory procedures. However, in principle, Vietnam’s Civil Procedure Code provides that a civil judgment or decision of a foreign court is enforceable in Vietnam only if there is a treaty in this regard between Vietnam and such foreign country (including international treaties) or on a reciprocal basis. Vietnam’s Civil Procedure Code also sets out several grounds for Vietnamese courts to refuse the recognition and enforcement of foreign judgments and decisions or foreign arbitral awards. Therefore, it may be difficult to enforce in Vietnam any judgment or decision issued by a U.S. court against TOYO Solar or its directors and officers who are citizens of Vietnam.

TOYO Co., Ltd

Up to 4,969,296 Ordinary Shares Issuable Upon the Exercise of Warrants

Up to 1,419,000 Ordinary Shares Offered by Selling Shareholders

PROSPECTUS

June 17, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against indemnified person’s own fraud, dishonesty, willful neglect or willful default or against the consequences of committing a crime. Our amended and restated memorandum and articles of association provides that every director (including any alternate director), secretary, assistant secretary, or other officer for the time being and from time to time of TOYO (but not including TOYO’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of TOYO’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning TOYO or its affairs in any court whether in the Cayman Islands or elsewhere.

We have entered into indemnification agreements with each of our directors and executive officers in connection with the closing of the Business Combination. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of TOYO.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits

Exhibit No.	Description
3.1	Amended and Restated Memorandum and Articles of Association of TOYO, effective on July 1, 2024 (incorporated by reference to Exhibit 3.1 to TOYO’s Post-effective Amendment No.1 to the Registration Statement on Form F-4 (File No. 333-277779), as amended, initially filed with the SEC on May 1, 2024).
4.1	Form of Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form F-4 (File No. 333-277779), as amended, initially filed with the SEC on March 8, 2024).
4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form F-4 (File No. 333-277779), as amended, initially filed with the SEC on March 8, 2024).
4.3	Warrant Assumption Agreement (incorporated herein by reference to Exhibit 4.1 to Form 8-K (File No. 001-41256) as filed with the SEC on July 8, 2024).
5.1	Opinion of Harney Westwood & Riegels
23.1	Consent of Marcum Asia CPAs LLP
23.2	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page of this registration statement)
107	Filing Fee Table

Item 10 Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b).

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act of 1939, as amended, or the Act, in accordance with the rules and regulations prescribed by Securities and Exchange Commission under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Japan, on 17th day of June, 2026.

TOYO Co., Ltd

By:	/s/ Takahiko Onozuka
Name:	Takahiko Onozuka
Title:	Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Takahiko Onozuka, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, in his or her name, place and stead, in any and all capacities (including his capacity as a director and/or officer of the registrant), to sign any and all amendments and post-effective amendments and supplements to this registration statement, and including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the U.S. Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Takahiko Onozuka	Chief Executive Officer, Director and
Takahiko Onozuka	Chairman of the Board (Principal Executive Officer)	June 17, 2026

/s/ Taewoo Chung	Chief Financial Officer and Director
Taewoo Chung	(Principal Financial and Accounting Officer)	June 17, 2026

/s/ Alfred “Trey” Hickey
Aihua Wang	Chief Technology Officer and Director	June 17, 2026

/s/ Alfred “Trey” Hickey
Alfred “Trey” Hickey	Director	June 17, 2026

/s/ Anders Karlsson
Anders Karlsson	Director	June 17, 2026

/s/ Hiroyuki Tahara
Hiroyuki Tahara	Director	June 17, 2026

/s/ June Han
June Han	Director	June 17, 2026

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the Company has signed this Registration Statement or amendment thereto in Newark, DE, on June 17, 2026.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director
Puglisi & Associates